EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release October 29, 2018

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $138,000 or $0.02 diluted earnings per share for the three months ended September 30, 2018, compared to net earnings of $280,000 or $0.03 diluted earnings per share for the three months ended September 30, 2017, a decrease of $142,000 or 50.7%.

The decrease in net earnings for the quarter ended September 30, 2018, was primarily attributable to lower net interest income, lower non-interest income, and higher non-interest expense, which were partially offset by decreases in provision for income tax. Net interest income decreased $87,000 or 3.6% to $2.3 million for the quarter just ended as interest income increased $145,000 or 5.0% to $3.0 million. This increase was more than offset by interest expense, which increased $232,000 or 49.6% to $700,000. Interest expense continued to increase at a faster pace than interest income as the Federal Open Market Committee (“FOMC”) continues its tightening efforts. The Company’s assets are generally long-term financial instruments and, although some of them can rise or fall with the overall interest rate environment, the long-term interest rates have not risen as significantly as short-term interest rates. Our primary source of revenue is the spread between short- and long-term interest rates. Since the FOMC began its tightening sequence the spread in the general market has been decreasing, although long-term interest rates have recently begun to increase somewhat. While we offer a mix of adjustable-rate and fixed-rate mortgage loans, at June 30, 2018 approximately 80.9% of our loan portfolio were variable rate loans. Our adjustable-rate loans have an initial fixed-rate term of one, three, five or seven years, after which the loan reprices to an index rate. The interest rates on these mortgages usually adjust annually and generally have limitations on interest rate movements of one percentage point per adjustment period and a lifetime cap of five percentage points. To fund our assets, we utilize both deposits and Federal Home Loan Bank advances, which are impacted largely by short-term interest rates. Accordingly, the Company experienced margin compression as asset yields have not risen as quickly in response to the rising interest rate environment as the cost of the funding sources rose. Non-interest income decreased $71,000 or 50.7% to $69,000 for the just-ended quarter due primarily to lower gains realized on the sale of the Company’s other real estate owned (“REO”) and increased write-downs on REO period to period. Non-interest expense increased $66,000 or 3.1% to $2.2 million for the quarter ended September 30, 2018, primarily due to an increase in employee compensation and benefits expense, which resulted from increased costs associated with the Company’s defined benefit pension plan. Income tax expense decreased $93,000 or 68.9% and totaled $42,000 for the quarter just ended in response to the lower overall taxable income and lower income tax rates. The Company recorded a provision for loan losses of $11,000 during the most recently-ended quarter compared to no provision for the quarter ended September 30, 2017.

At September 30, 2018, assets totaled $316.7 million, a decrease of $1.7 million or 0.5%, from $318.4 million at June 30, 2018. This decrease was attributed primarily to a decrease in loans, net, which decreased $1.4 million or 0.5% to $268.9 million at September 30, 2018. Total liabilities decreased $1.9 million or 0.7% to $249.3 million at September 30, 2018, primarily resulting from a decrease in advances, which decreased $3.0 million or 5.7% to $50.0 million at September 30, 2018. Short-term advances were repaid with the proceeds of loan repayments and additional retail deposits, which increased $1.2 million or 0.6% and totaled $196.8 million at quarter end.

At September 30, 2018, the Company reported its book value per share as $7.99. The change in shareholders’ equity was primarily associated with a change in accounting principal and net profits for the period, less dividends paid on common stock. The Company adopted Financial Accounting Standards Board (“FASB”) ASU 2014-09, Revenue from Contracts with Customers, effective July 1, 2018, the beginning of its fiscal year, as prescribed by the accounting guidance. The Company had for many years been carrying as a liability the deferred revenue associated with gain from the sale of REO. Adoption of a new accounting standard requires that the change be applied as if it were in effect during previous periods, which results in an adjustment being recorded on opening balances of the books for the new accounting period. Recognition of the new standard resulted in the removal of the liability for deferred revenue and an increase of $441,000 to retained earnings on the Company’s financial statements.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2017. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2018, the Company had approximately 8,433,315 shares outstanding of which approximately 56.1% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2018	2018
	(In thousands, except share data)
	(Unaudited)

Assets
Cash and Cash Equivalents	$9,931	$9,943
Time deposits in other financial institutions	4,952	5,692
Investment Securities	1,448	1,050
Loans available-for sale	110	--
Loans, net	268,881	270,310
Real estate acquired through foreclosure	795	710
Other Assets	30,584	30,689
Total Assets	$316,701	$318,394
Liabilities
Deposits	$196,810	$195,653
FHLB Advances	50,014	53,052
Deferred revenue	--	558
Other Liabilities	2,503	1,928
Total Liabilities	249,327	251,191
Shareholders’ Equity	67,374	67,203
Total Liabilities and Equity	$316,701	$318,394
Book Value Per Share	$7.99	$7.96

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Three months ended September 30,
	2018	2017
	(Unaudited)
Interest Income	$3,046	$2,901
Interest Expense	700	468
Net Interest Income	2,346	2,433
Provision for Losses on Loans	11	--
Non-interest Income	69	140
Non-interest Expense	2,224	2,158
Income Before Income Taxes	180	415
Income Taxes	42	135
Net Income	$138	$280
Earnings per share:
Basic and diluted	$0.02	$0.03
Weighted average outstanding shares:
Basic and diluted	8,376,928	8,359,607